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                                                                      EXHIBIT 11

                           KSL RECREATION GROUP, INC.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

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                                                                                                SIX MONTHS ENDED
                                                                YEARS ENDED OCTOBER 31,             APRIL 30,
                                                           ---------------------------------  ---------------------
                                                             1994        1995        1996        1996       1997
                                                           ---------  ----------  ----------  ----------  ---------
NET INCOME (LOSS):
  Income (loss) before extraordinary item................  $  (5,527) $  (16,330) $  (12,580) $    8,994  $  13,034
  Extraordinary gain (loss) on early extinguishment of
    debt.................................................     (2,202)          0      32,120      32,120     (3,138)
                                                           ---------  ----------  ----------  ----------  ---------
  Net income (loss)......................................  $  (7,729) $  (16,330) $   19,540  $   41,114  $   9,896
                                                           ---------  ----------  ----------  ----------  ---------
                                                           ---------  ----------  ----------  ----------  ---------
DATA AS TO NUMBER OF COMMON AND COMMON EQUIVALENT SHARES:
  Weighted average number of common shares outstanding...      1,000       1,000       1,000       1,000      1,000
  Common equivalent shares...............................         --          --          --          --         --
                                                           ---------  ----------  ----------  ----------  ---------
  Weighted average number of common and common equivalent
    shares outstanding...................................      1,000       1,000       1,000       1,000      1,000
                                                           ---------  ----------  ----------  ----------  ---------
                                                           ---------  ----------  ----------  ----------  ---------
EARNINGS (LOSS) PER SHARE -- Primary & Fully Diluted:
  Income (loss) per share before extraordinary item......  $  (5,527) $  (16,330) $  (12,580) $    8,994  $  13,034
  Extraordinary gain (loss) per share....................     (2,202)          0      32,120      32,120     (3,138)
                                                           ---------  ----------  ----------  ----------  ---------
EARNINGS (LOSS) PER SHARE -- Primary & Fully Diluted.....  $  (7,729) $  (16,330) $   19,540  $   41,114  $   9,896
                                                           ---------  ----------  ----------  ----------  ---------
                                                           ---------  ----------  ----------  ----------  ---------
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